For Immediate Release

Builders FirstSource Reports Third Quarter 2026 Results

October 29, 2026 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $3.9 billion, a decrease of 2.2%, primarily due to a lower housing starts environment and related headwinds. The decline reflects lower core organic net sales as well as commodity deflation, partially offset by growth from acquisitions.
•
Gross profit was $1.1 billion, a decrease of 10.6%. Gross profit margin percentage decreased 260 basis points to 27.8%, primarily driven by a lower housing starts environment and related headwinds.
•
Net income was $60.4 million, or diluted EPS of $0.56 compared to diluted EPS of $1.10 in the prior year period. Net income as a percent of net sales decreased by 150 basis points to 1.6%.
•
Adjusted EBITDA decreased 28.3% to $311.1 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 290 basis points to 8.1%, attributable to lower gross margin and reduced operating leverage.
•
Cash provided by operating activities was $146.6 million, a decrease of $401.2 million compared to the prior year period. The Company's free cash flow was $76.0 million, a decrease of 83.7%, compared to $464.9 million in the prior year period. The decrease was primarily driven by lower net income and higher net working capital, partially offset by lower capital expenditures.

“Our third quarter results reflect the disciplined execution of our team and the resilience of our platform. While housing market conditions remain challenging, we are focused on what we can control: delivering solutions that help builders operate more efficiently and investing in value-added products and technology to drive productivity and fuel growth. These efforts are reinforcing our leadership position and our role as the partner of choice for homebuilders,” commented Peter Jackson, CEO of Builders FirstSource.

Mr. Jackson continued, “This environment underscores the importance of operational excellence and differentiated capabilities at scale. Our investments in value-added offerings and technology strengthen our competitive advantages and position us to outperform as housing market conditions improve.”

Pete Beckmann, CFO of Builders FirstSource, added, “Our third quarter results met our expectations, reflecting solid execution and a sustained focus on cost management. Based on our year-to-date performance, we are narrowing our full-year outlook and maintaining the midpoints for net sales and Adjusted EBITDA as we enter the final quarter. Our strong capital position and solid cash flow generation give us the capacity to pursue growth opportunities while maintaining financial flexibility.”

Third Quarter 2026 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales were $3.9 billion, a decrease of 2.2%, primarily due to a lower housing starts environment and related headwinds. The decrease reflects a 3.9% decline in core organic net sales, as well as commodity deflation of 0.1%, partially offset by growth from acquisitions of 1.8%.
•
Core organic net sales declined 3.9%. Single Family declined 6.2%, Multi-Family increased 2.0%, and Repair and Remodel (“R&R”)/Other increased 0.3%. On a weighted basis, Single Family lowered net sales by 4.3%, Multi-Family increased sales by 0.2%, and R&R/Other increased sales by 0.2%.

Gross Profit

•
Gross profit was $1.1 billion, a decrease of 10.6%. Gross profit margin percentage decreased 260 basis points to 27.8%, primarily driven by a lower housing starts environment and related headwinds.

Selling, General and Administrative Expenses

•
SG&A was $973.2 million, an increase of $2.5 million, or 0.3%, primarily driven by additional expenses from operations acquired within the last twelve months and higher fuel and insurance expenses, partially offset by lower variable compensation as a result of decreased net sales and lower wages as a result of cost saving actions. As a percentage of net sales, total SG&A increased by 70 basis points to 25.3%, primarily attributable to reduced operating leverage.

Net Interest Expense

•
Net interest expense increased $3.0 million to $72.2 million, primarily due to additional interest expense from other finance obligations and higher average debt balances.

Income Tax Expense (Benefit)

•
Income tax was $(33.6) million, compared to $37.1 million in the prior year period. The decrease in income tax expense was primarily driven by losses before income taxes incurred by certain subsidiaries in the current year period, as well as lower consolidated income before income taxes.

Net Income

•
Net income was $60.4 million, or $0.56 earnings per diluted share, compared to net income of $122.4 million, or $1.10 earnings per diluted share, in the prior year period. The decrease in net income was primarily driven by lower gross profit and higher net interest and SG&A expenses, partially offset by an income tax benefit.

•
Net income as a percentage of net sales was 1.6%, a decrease of 150 basis points from the prior year period, primarily due to lower gross profit margin and higher net interest and SG&A expenses, partially offset by an income tax benefit.

Adjusted Net Income

•
Adjusted net income was $162.2 million, a decrease of 26.9%, primarily driven by lower gross profit and higher net interest expense, partially offset by lower adjusted SG&A and an income tax benefit.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $1.51, compared to $2.00 in the prior year period. The 24.5% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 28.3% to $311.1 million, primarily driven by lower gross profit.
•
Adjusted EBITDA margin declined by 290 basis points from the prior year period to 8.1%, primarily due to lower gross profit margin and reduced operating leverage.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended September 30, 2026, cash provided by operating activities was $146.6 million, and cash used in investing activities was $188.3 million. The Company's free cash flow was $76.0 million, compared to $464.9 million in the prior year period, largely the result of lower net income and higher net working capital, partially offset by lower capital expenditures.
•
Liquidity as of September 30, 2026, was $1.5 billion, consisting of approximately $1.4 billion in net borrowing availability under the revolving credit facility and $0.1 billion of cash on hand.
•
As of September 30, 2026, LTM Adjusted EBITDA was $1.1 billion and net debt was $4.6 billion, resulting in a net debt to LTM Adjusted EBITDA ratio of 4.1x, compared to 2.3x in the prior year period.
•
The Company has $500 million remaining under its share repurchase authorization.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 102.6 million shares of its common stock, or 49.7% of its total shares outstanding, at an average price of $81.26 per share for a total cost of $8.3 billion, inclusive of applicable fees and taxes.

Productivity Savings From Operational Excellence

•
For the third quarter, the Company delivered approximately $23 million in productivity savings related to operational excellence and supply chain initiatives.
•
Year to date, the Company has delivered approximately $57 million in productivity savings.
•
The Company expects to deliver $60 million to $70 million in productivity savings in 2026.

2026 Full Year Total Company Outlook

For 2026, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins. We are not providing a quantitative reconciliation of our forward-looking guidance of adjusted EBITDA, adjusted EBITDA margin, or free cash flow because we are unable to predict with reasonable certainty all the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

•
Net Sales to be in a range of $14.2 billion to $14.6 billion.
•
Gross Profit margin to be in a range of 27.5% to 28.5%.
•
Adjusted EBITDA to be in a range of $1.075 billion to $1.125 billion.
•
Adjusted EBITDA margin to be in a range of 7.4% to 7.9%.
•
Free cash flow of approximately $400 million to $450 million, assuming average commodity prices in the range of $390 to $410 per thousand board foot (mbf).

2026 Full Year Assumptions

The Company’s anticipated 2026 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single Family starts are projected to be down mid- to high-single digits, Multi-Family starts are projected to be down mid-single digits, and Repair & Remodel activity is projected to be down 1%.
•
Acquisitions completed within the last twelve months are projected to add net sales growth in the range of 1.5% to 2%.
•
Total capital expenditures in the range of $175 million to $225 million.
•
Interest expense in the range of $290 million to $300 million.
•
Depreciation and amortization expenses in the range of $580 million to $610 million.
•
No change in selling days versus 2025.

Conference Call

Builders FirstSource will host a conference call and webcast on Thursday, October 29, 2026, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Peter Jackson, Chief Executive Officer, and Pete Beckmann, Chief Financial Officer.

The live webcast, archived replay, and the accompanying presentation can be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

To participate in the teleconference, please dial into the call a few minutes before the start time at 800-420-1459 (U.S. and Canada) or 203-518-9861 (international), Conference ID: BLDRQ326.

Upcoming Events

The Company will host an Investor Day at the New York Stock Exchange (NYSE) in New York on Tuesday, November 17, 2026, with the formal schedule beginning at 8:45 a.m. Eastern Time. The event will feature presentations by the executive management team and multiple Q&A sessions. A live webcast and an archived copy of the webcast will be made available on investors.bldr.com under the Events and Presentations section. Additionally, the Company will participate in investor meetings at the Goldman Sachs Industrials and Materials Conference in New York City on December 3.

About Builders FirstSource

Builders FirstSource (NYSE: BLDR), headquartered in Irving, Texas, is a leading provider of building materials for professional builders in new residential construction and repair and remodeling. We deliver integrated homebuilding solutions by manufacturing, supplying, and installing a full range of structural and related building products. With approximately 575 locations across 43 states, we serve 48 of the top 50 and 91 of the top 100 Core Based Statistical Areas (CBSAs), ensuring broad geographic coverage and enhancing our ability to partner with our customers. Our leading network of strategically located manufacturing facilities produces factory-built roof and floor trusses, wall panels, vinyl windows, custom millwork and trim, manufactured and semi-custom modular homes, as well as engineered wood that we design and cut specifically for each home. We also assemble interior and exterior doors into pre-hung units for easy installation. Additionally, we distribute a wide range of building products, including lumber, sheet goods, windows, doors, millwork, and specialty items. Our services, which vary by market, include professional installation, turnkey framing, and shell construction. Supported by the latest construction innovations and digital solutions, we help drive greater efficiency across homebuilding. Learn more at www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance, industry and business outlook, including single and multifamily housing starts and repair and remodel activity, capital allocation, acquisitions and integration, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by the Company’s directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. All forward-looking statements are based upon currently available information and the Company’s current assumptions, expectations and projections about future events. Forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially from the results or events described in the forward-looking statements as a result of many factors. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions and the integration of acquired businesses and realization of their anticipated benefits, organic growth and digital and technology strategies, including the Company’s ability to drive growth by incorporating artificial intelligence and machine learning solutions into its platform, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, home size and affordability, consumer confidence, labor and supply shortages, tariffs and duties, and also lumber and other commodity prices, as well as risks related to the Company’s level of indebtedness and ability to reduce leverage, the outcome of tax positions and settlements with taxing authorities, and the implementation of its enterprise resource planning system. The Company may not succeed in addressing these and other risks. Further information regarding the risk factors that could affect the Company’s financial and other results can be found in Part I, Item 1A, “Risk Factors” of the Company’s 2025 Form 10-K and may also be described from time to time in the other reports the Company files with the Securities and Exchange Commission. Consequently, all forward-looking statements in this report are qualified by the factors, risks and uncertainties contained therein. The

Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share, diluted Adjusted net income per share, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted effective tax rate, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, net interest expense, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs partially offset by the tax effect of those adjustments to net income. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing cost, amortization expense, severance, gain or loss on sale of assets and other one-time costs, partially offset by the tax effect of those adjustments to net income and non-recurring discrete income tax items. Adjusted net income as a percent of net sales is defined as Adjusted net income divided by net sales. Basic Adjusted net income per share is defined as Adjusted net income divided by weighted average basic common shares outstanding while diluted Adjusted net income per share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted income tax expense is defined as GAAP income tax expense before non-cash or special items including IRS settlement agreements. Adjusted effective tax rate is defined as GAAP income tax expense before non-cash or special items including IRS settlement agreements divided by GAAP income before income taxes. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing cost, severance and gain on sale of assets and other one-time costs. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment. Note that amounts for prior periods have been updated in this report to present information consistently for all periods presented. The reconciling adjustments are described in the tables below.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted net income as a percent of net sales, basic Adjusted net income per share and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, net interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, Adjusted net income as a percent of sales, and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Net sales	$3,854,048	$3,941,190	$11,003,672	$11,832,750
Cost of sales	2,781,792	2,741,707	7,915,663	8,218,985
Gross margin	1,072,256	1,199,483	3,088,009	3,613,765
Selling, general and administrative expenses	973,165	970,715	2,843,896	2,889,269
Income from operations	99,091	228,768	244,113	724,496
Interest expense, net	72,244	69,258	222,740	206,139
Income before income taxes	26,847	159,510	21,373	518,357
Income tax expense (benefit)	(33,562)	37,126	12,278	114,638
Net income	$60,409	$122,384	$9,095	$403,719

Net income per share:
Basic	$0.56	$1.11	$0.08	$3.61
Diluted	$0.56	$1.10	$0.08	$3.60
Weighted average common shares:
Basic	107,598	110,547	108,335	111,703
Diluted	107,635	110,930	108,466	112,142

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$60,409	$122,384	$9,095	$403,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,803	147,535	447,167	440,090
Deferred income taxes	(59,280)	56,243	441	23,876
Stock-based compensation expense	15,646	16,402	36,484	46,800
Other non-cash adjustments	3,705	86	7,613	(5,625)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	6,674	44,098	(229,466)	10,160
Inventories, net	48,662	134,085	(122,131)	103,616
Contract assets	(1,924)	15,523	(15,917)	2,615
Other current assets	(3,302)	9,706	(8,772)	(3,731)
Other assets and liabilities	9,979	(577)	18,193	(21,772)
Accounts payable	(140,139)	(49,357)	178,060	77,263
Accrued liabilities	50,949	50,164	(31,799)	(65,368)
Contract liabilities	6,369	1,432	13,063	9,449
Net cash provided by operating activities	146,551	547,724	302,031	1,021,092
Cash flows from investing activities:				—
Cash used for acquisitions, net of cash acquired	(90,771)	(18,989)	(116,678)	(904,515)
Purchases of property, plant and equipment	(72,638)	(85,818)	(157,430)	(274,531)
Proceeds from sale of property, plant and equipment	2,014	2,976	6,274	18,408
Cash used for equity investments	(26,914)	(664)	(27,578)	(1,330)
Net cash used in investing activities	(188,309)	(102,495)	(295,412)	(1,161,968)
Cash flows from financing activities:				—
Borrowings under revolving credit facility	434,000	235,000	1,033,000	4,058,000
Repayments under revolving credit facility	(402,000)	(468,000)	(836,000)	(4,058,000)
Proceeds from long-term debt and other loans	—	—	—	750,000
Repayments of long-term debt and other loans	(662)	(701)	(8,848)	(2,151)
Payments of loan costs	—	(396)	—	(19,861)
Payments of acquisition-related deferred and contingent consideration	—	(1,303)	(4,047)	(3,425)
Tax withholdings on and exercises of equity awards	(219)	(686)	(13,946)	(27,191)
Repurchase of common stock	—	(1)	(303,519)	(413,958)
Net cash provided by (used in) financing activities	31,119	(236,087)	(133,360)	283,414
Net change in cash and cash equivalents	(10,639)	209,142	(126,741)	142,538
Cash and cash equivalents at beginning of period	65,651	87,020	181,753	153,624
Cash and cash equivalents at end of period	$55,012	$296,162	$55,012	$296,162

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except par value amounts)	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$55,012	$181,753
Accounts receivable, less allowances of $43,753 and $42,511, respectively	1,298,656	1,061,011
Other receivables	342,993	330,013
Inventories, net	1,241,128	1,094,684
Contract assets	151,509	133,011
Other current assets	137,133	126,811
Total current assets	3,226,431	2,927,283
Property, plant and equipment, net	2,128,983	2,204,184
Operating lease right-of-use assets, net	620,519	622,188
Goodwill	4,166,201	4,137,377
Intangible assets, net	988,594	1,183,793
Deferred income taxes	31,154	23,000
Other assets, net	172,793	139,705
Total assets	$11,334,675	$11,237,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$900,192	$714,710
Accrued liabilities	547,613	566,325
Contract liabilities	181,883	168,440
Current portion of operating lease liabilities	114,887	111,132
Current maturities of long-term debt	4,114	14,334
Total current liabilities	1,748,689	1,574,941
Noncurrent portion of operating lease liabilities	546,388	547,772
Long-term debt, net of current maturities, discounts and issuance costs	4,615,050	4,427,033
Deferred income taxes	186,570	177,975
Other long-term liabilities	156,965	157,558
Total liabilities	7,253,662	6,885,279
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 107,603 and 110,585 shares issued and outstanding, respectively	1,076	1,106
Additional paid-in capital	4,023,428	4,197,279
Retained earnings	56,509	153,866
Total stockholders’ equity	4,081,013	4,352,251
Total liabilities and stockholders’ equity	$11,334,675	$11,237,530

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions, except per share amounts)	2026	2025	2026	2025	2026
Reconciliation to Adjusted Net Income:
GAAP net income	$60.4	$122.4	$9.1	$403.7	$40.6
Amortization expense	70.6	73.5	215.6	220.7	292.1
Technology implementation expense	38.4	40.7	106.9	93.5	149.0
Stock compensation expense	15.6	16.4	36.5	46.8	43.1
Acquisition and related expense	0.9	(0.8)	2.5	4.1	6.0
Debt issuance and refinancing cost	—	—	—	0.2	—
Other management-identified adjustments (1)	8.4	1.0	17.0	—	26.7
Tax-effect of adjustments to net income	(32.1)	(31.4)	(90.8)	(87.7)	(124.1)
Discrete federal research and development credits, including non-cash settlement agreement (2)	—	—	43.9	—	43.9
Adjusted net income	$162.2	$221.8	$340.7	$681.3	$477.3
Adjusted net income as a % of sales	4.2%	5.6%	3.1%	5.8%	3.3%

GAAP weighted average basic common shares outstanding	107.6	110.5	108.3	111.7
GAAP weighted average diluted common shares outstanding	107.6	110.9	108.5	112.1

Basic adjusted net income per share:	$1.51	$2.01	$3.14	$6.10
Diluted adjusted net income per share:	$1.51	$2.00	$3.14	$6.08

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs. (2) Not included in tax-effect of adjustments to net income.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate (unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	September 30,		September 30,
Reconciliation to Adjusted Income Tax Expense:	2026	2025	2026	2025
GAAP income before income taxes	$26.8	$159.5	$21.4	$518.4

GAAP income tax expense (benefit)	(33.6)	37.1	12.3	114.6
Discrete federal research and development credits, including non-cash settlement agreement	—	—	(43.9)	—
Adjusted income tax expense (benefit)	$(33.6)	$37.1	$(31.6)	$114.6

GAAP effective tax rate	(125.0)%	23.3%	57.4%	22.1%
Adjusted effective tax rate	(125.0)%	23.3%	(147.7)%	22.1%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
(in millions)	2026	2025	2026	2025	2026
Reconciliation to Adjusted EBITDA:
GAAP net income	$60.4	$122.4	$9.1	$403.7	$40.6
Interest expense, net	72.2	69.3	222.7	205.9	290.5
Income tax expense (benefit)	(1.5)	68.5	103.1	202.3	98.8
Depreciation expense	78.2	74.1	231.6	219.4	306.4
Amortization expense	70.6	73.5	215.6	220.7	292.1
Technology implementation expense	38.4	40.7	106.9	93.5	149.0
Stock compensation expense	15.6	16.4	36.5	46.8	43.1
Acquisition and related expense	0.9	(0.8)	2.5	4.1	6.0
Debt issuance and refinancing cost	—	—	—	0.2	—
Other management-identified adjustments (1)	8.4	1.0	17.0	—	26.7
Tax-effect of adjustments to net income	(32.1)	(31.4)	(90.8)	(87.7)	(124.1)
Adjusted EBITDA	$311.1	$433.7	$854.2	$1,308.9	$1,129.1
Adjusted EBITDA margin	8.1%	11.0%	7.8%	11.1%	7.9%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of GAAP Selling, General & Administrative Expenses to Adjusted Selling, General & Administrative Expenses

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2026	2025	2026	2025
Reconciliation to Adjusted SG&A Expense:
GAAP SG&A expense	$973.2	$970.7	$2,843.9	$2,889.3
Depreciation expense	(56.9)	(53.0)	(167.5)	(153.2)
Amortization expense	(68.0)	(70.8)	(207.6)	(212.7)
Stock compensation expense	(15.6)	(16.4)	(36.5)	(46.8)
Acquisition and related expense	(0.9)	0.8	(2.5)	(4.1)
Technology implementation expense	(38.4)	(40.7)	(106.9)	(93.5)
Other management-identified adjustments (1)	(8.4)	(1.0)	(17.0)	—
Adjusted SG&A expense	$785.0	$789.6	$2,305.9	$2,379.0

GAAP SG&A expense as a % of sales	25.3%	24.6%	25.8%	24.4%
Adjusted SG&A expense as a % of sales	20.4%	20.0%	21.0%	20.1%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026		September 30, 2026
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
Revolving credit facility @ 4.70% weighted average interest rate	$3.4	$197.0	$8.5	$197.0
2032 Unsecured notes @ 4.25%	13.8	1,300.0	41.4	1,300.0
2034 Unsecured notes @ 6.375%	15.9	1,000.0	47.8	1,000.0
2035 Unsecured notes @ 6.75%	12.7	750.0	38.0	750.0
2032 Unsecured notes @ 6.375%	11.2	700.0	33.5	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	20.6	550.0
Amortization of debt issuance costs, discount and premium	2.0	—	5.9	—
Finance leases and other finance obligations	6.3	161.9	27.8	161.9
Cash	—	(55.0)	—	(55.0)
Total (1)	$72.2	$4,603.9	$223.5	$4,603.9

(1) Total interest expense does not include interest income of approximately $0.0 million and $0.8 million received during the three month and nine month periods, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Free Cash Flow
(unaudited)

	Three Months Ended	Nine Months Ended
(in millions)	September 30, 2026	September 30, 2026
Free Cash Flow
Operating activities	$146.6	$302.0
Less: Capital expenditures, net of proceeds	(70.6)	(151.2)
Free cash flow	$76.0	$150.8

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended September 30,
	2026		2025
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$845.4	21.9%	$869.9	22.1%	(2.8)%
Windows, doors & millwork	937.8	24.3%	1,011.2	25.7%	(7.3)%
Value-added products	1,783.2	46.2%	1,881.1	47.8%	(5.2)%

Specialty building products & services	1,034.3	26.9%	1,070.6	27.1%	(3.4)%
Lumber & lumber sheet goods	1,036.5	26.9%	989.5	25.1%	4.7%
Total net sales	$3,854.0	100.0%	$3,941.2	100.0%	(2.2)%

	Nine Months Ended September 30,
	2026		2025
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$2,412.2	21.9%	$2,683.2	22.7%	(10.1)%
Windows, doors & millwork	2,746.4	25.0%	3,006.0	25.4%	(8.6)%
Value-added products	5,158.6	46.9%	5,689.2	48.1%	(9.3)%

Specialty building products & services	2,922.6	26.5%	3,051.6	25.8%	(4.2)%
Lumber & lumber sheet goods	2,922.5	26.6%	3,092.0	26.1%	(5.5)%
Total net sales	$11,003.7	100.0%	$11,832.8	100.0%	(7.0)%